EXHIBIT 99.6

POOLING AGREEMENT

BETWEEN

ALLY AUTO ASSETS LLC

AND

ALLY BANK

DATED AS OF [            ], 20[    ]

i

EXHIBITS

EXHIBIT A	Form of First Step Secured Notes Assignment	Ex. A-1
APPENDIX A	Additional Representations and Warranties	App. A

ii

THIS POOLING AGREEMENT, dated as of [            ], 20[    ], is between ALLY AUTO ASSETS LLC, a Delaware limited liability company (together with its successors and assigns, “Ally Auto”), and ALLY BANK, a Utah chartered bank (the “Seller”).

WHEREAS, the Seller desires to sell the Secured Notes, each of which is secured by a lien on and security interest in the Lease Assets, all proceeds thereof, including insurance proceeds and any and all rights under any guarantees or similar obligations relating to the Lease Assets or proceeds thereof;

WHEREAS, the Seller, as holder of the Secured Notes, has certain rights to receive payments with respect to the Lease Assets, and to the other proceeds and rights described herein;

WHEREAS, Ally Auto desires to purchase the Secured Notes and related rights owned by the Seller and the Seller is willing to sell the Secured Notes and related rights to Ally Auto;

WHEREAS, Ally Auto may wish to sell or otherwise transfer the Secured Notes and related rights, or interests therein, to a trust, limited liability company, corporation, partnership or other entity (any such entity being the “Issuing Entity”); and

WHEREAS, the Issuing Entity may issue debentures, notes, participations, certificates of beneficial interest, partnership interests, membership interests or other interests or securities (collectively, any such issued interests or securities being “Securities”) to fund its acquisition of the Secured Notes and related rights.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Certain capitalized terms used in this Agreement are defined in and shall have the respective meanings assigned to them in Part I of Appendix A to the Administration Agreement (the “Administration Agreement”), dated as of [            ], 20[    ], by and among Ally Auto, Ally Financial Inc. and the Issuing Entity. All references herein to “the Agreement” or “this Agreement” are to this Pooling Agreement as it may be amended, supplemented or modified from time to time, and all references herein to Articles, Sections and subsections are to Articles, Sections or subsections of this Agreement unless otherwise specified. The rules of construction set forth in Part II of such Appendix A shall be applicable to this Agreement.

ARTICLE II

PURCHASE AND SALE OF SECURED NOTES

Section 2.01 Purchase and Sale of Secured Notes. On the Closing Date, subject to satisfaction of the conditions specified in Article V and the First Step Secured Notes Assignment (and, in any event, immediately prior to consummation of the related transactions contemplated by the Further Transfer Agreements), and in consideration of Ally Auto’s payment to the Seller of the Secured Notes Purchase Price, the Seller shall sell, transfer, assign and otherwise convey to Ally Auto, without recourse:

(a) all right, title and interest of the Seller in, to and under the Secured Notes and all monies due thereunder on and after the Closing Date;

(b) all right, title and interest of the Seller in, to and under the First Step Secured Notes Assignment;

(c) all right, title and interest of the Seller in, to and under the Allocation Agreement;

(d) all right, title and interest of the Seller in, to and under the VAULT Security Agreement; and

(e) the present and future claims, demands, causes and choses in action in respect of any or all the foregoing described in clauses (a) through (d) above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

The property described in clauses (a) through (e) above is referred to herein collectively as the “First Step Purchased Property.”

It is the intention of the Seller and Ally Auto that the sale, transfer, assignment and other conveyances of the Secured Notes contemplated by this Agreement and the First Step Secured Notes Assignment shall constitute a sale of the Secured Notes and the other First Step Purchased Property from the Seller to Ally Auto so that the beneficial interest in and title to the Secured Notes and the other First Step Purchased Property shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The sale, transfer, assignment and other conveyances contemplated by this Agreement and the First Step Secured Notes Assignment do not constitute and are not intended to result in the creation or an assumption by Ally Auto of (i) any obligation of Ally Bank, the Servicer, the Administrator or any other Person to the Lessees, Dealers, insurers or any other Person in connection with the Secured Notes, the Lease Assets, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them and (ii) any obligation or liability of ABLT or ownership of the Lease Assets.

Section 2.02 Secured Notes Purchase Price. In consideration for the First Step Purchased Property, Ally Auto shall, on or about the Closing Date, pay to the Seller an amount equal to the Initial Aggregate Secured Note Principal Balance in respect of the Secured Notes (the “Secured Notes Purchase Price”), and the Seller shall execute and deliver to Ally Auto an assignment in the form attached hereto as Exhibit A (the “First Step Secured Notes Assignment”). The Initial Aggregate Secured Note Principal Balance is equal to $            . A portion of the Secured Notes Purchase Price, equal to $            , shall be paid to the Seller in immediately available funds and the balance of such purchase price shall be paid through one or both of (a) an increase in the amount owing from Ally Auto to the Seller under the Intercompany Advance Agreement (as a result of an advance made thereunder from the Seller to Ally Auto, equal to $            ), and (b) an increase in the Seller’s capital account in Ally Auto (as a result of a deemed capital contribution from Seller to Ally Auto). The amount advanced under the Intercompany Advance Agreement and the amount of the deemed capital contribution, if any, shall be duly recorded by the Seller and Ally Auto.

Section 2.03 The Closing. The sale and purchase of the Secured Notes shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, on the Closing Date at a time mutually agreeable to the Seller and Ally Auto, and shall occur simultaneously with the closing of transactions contemplated by the Further Transfer Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties as to the Secured Notes. The Seller makes the following representations and warranties as to the Secured Notes on which Ally Auto relies in accepting the Secured Notes. Such representations and warranties speak as of the Closing Date (or, with respect to the representations and warranties made in Section 3.01(f) and Section 3.01(h), the period immediately prior to the sale, transfer and assignment of the Secured Notes and the other First Step Purchased Property pursuant to this Agreement on the Closing Date) and shall survive the sale, transfer and assignment of the Secured Notes and the other First Step Purchased Property to Ally Auto and the subsequent assignment and transfer pursuant to the Further Transfer Agreements:

(a) Custody of Secured Notes. The Seller has instructed the Secured Note Registrar to identify the AART Indenture Trustee as the registered holder of the Secured Notes, in each case in the Secured Note Register.

(b) Terms of Secured Notes. Each Secured Note: (i) was issued by ABLT, (ii) has created or shall create a valid, binding and enforceable first priority security interest in favor of the Seller or the ABLT Indenture Trustee on behalf of the Seller in the Lease Assets, which security interest is assignable by the Seller to Ally Auto, (iii) contains enforceable provisions to render the rights and remedies of the holder thereof adequate for realization against the collateral of the benefits of the security, (iv) shall yield interest at the rate set forth in such Secured Note and (v) prior to the sale of the Secured Notes to Ally Auto under this Agreement, the Secured Notes constitute “chattel paper,” “payment intangibles,” “promissory notes” or “certificated securities” within the meaning of the applicable UCC.

(c) Creation, Perfection and Priority of Security Interests. The representations and warranties regarding creation, perfection and priority of security interests in the First Step Purchased Property, which are attached to this Agreement as Appendix A, are true and correct to the extent they are applicable.

(d) Binding Obligation. Each Secured Note represents the genuine, legal, valid and binding payment obligation of ABLT thereon, in each case enforceable by the holder thereof in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights in general and by equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) Secured Notes in Force. No Secured Note has been satisfied, subordinated or rescinded, and the related Lease Assets securing each such Secured Note have not been released from the Lien of the ABLT Indenture in whole or in part.

(f) No Waiver or Amendment. No provision of a Secured Note has been waived, amended or modified in any respect, except in accordance with the terms of the ABLT Indenture.

(g) No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened with respect to any Secured Note.

(h) No Liens. To the best of the Seller’s knowledge: (1) there are no Liens or claims that have been filed for work, labor or materials affecting any Lease Assets securing any Secured Note that are or may be Liens prior to, or equal or coordinate with, the security interest in the Lease Assets granted by the ABLT Indenture; (2) no contribution failure has occurred with respect to any Benefit Plan of the Seller which is sufficient to give rise to a lien under Section 303(k) of ERISA with respect to any Secured Note; and (3) no tax lien has been filed and no claim related thereto is being asserted with respect to any Secured Note.

(i) Good Title. No Secured Note has been sold, transferred, assigned or pledged by the Seller to any Person other than Ally Auto. Immediately prior to the conveyance of the Secured Notes pursuant to this Agreement and the First Step Secured Notes Assignment, the Seller had good and marketable title thereto, free of any Lien. Upon execution and delivery of this Agreement and the First Step Secured Notes Assignment by the Seller, Ally Auto shall have all of the right, title and interest of the Seller in and to the Secured Notes, the unpaid indebtedness evidenced thereby and the collateral security therefor, free of any Lien.

(j) Lawful Assignment. No Secured Note was issued, or is subject to the laws of, any jurisdiction the laws of which would make unlawful the sale, transfer and assignment of such Secured Note under this Agreement, the Trust Sale Agreement, the Administration Agreement or the ABLT Indenture, as applicable.

(k) All Filings Made. All filings (including UCC filings) necessary in any jurisdiction to give Ally Auto a first priority perfected ownership interest in the First Step Purchased Property have been made.

(l) Maturity of Secured Notes. Each Secured Note has a maturity date on or prior to the last of the Final Scheduled Distribution Dates.

Section 3.02 Additional Representations and Warranties of the Seller. The Seller hereby represents and warrants to Ally Auto as of the Closing Date that:

(a) Organization and Good Standing; FDIC. The Seller has been duly organized and is validly existing as a Utah chartered bank, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted; and the Seller is insured by the FDIC and is subject to the Federal Deposit Insurance Act;

(b) Due Qualification. The Seller is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires or shall require such qualification;

(c) Power and Authority. The Seller has the power and authority to execute and deliver this Agreement and the First Step Secured Notes Assignment and to carry out its terms; the Seller has full power and authority to sell and assign the property to be sold and assigned to Ally Auto and has duly authorized such sale and assignment to Ally Auto by all necessary corporate action; and the execution, delivery and performance of this Agreement and the First Step Secured Notes Assignment have been duly authorized by the Seller by all necessary corporate action;

(d) Valid Sale; Binding Obligation. This Agreement and the First Step Secured Notes Assignment, when duly executed and delivered, shall constitute a valid sale, transfer and assignment of the Secured Notes and other First Step Purchased Property, enforceable against creditors of and purchasers from the Seller; and this Agreement together with the First Step Secured Notes Assignment, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, receivership, conservatorship, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Secured Notes Assignment and the fulfillment of the terms of this Agreement and the First Step Secured Notes Assignment shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws (or similar organizational documents) of the Seller, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement and the First Step Secured Notes Assignment or violate any law or, to the best of the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or any of its properties; and

(f) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Seller or its properties (A) asserting the invalidity of this Agreement or the First Step Secured Notes Assignment, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the First Step Secured Notes Assignment, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or the First Step Secured Notes Assignment.

Section 3.03 Representations and Warranties of Ally Auto. Ally Auto hereby represents and warrants to the Seller as of the Closing Date:

(a) Organization and Good Standing. Ally Auto has been duly formed and is validly existing as an entity in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted;

(b) Due Qualification. Ally Auto is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification;

(c) Power and Authority. Ally Auto has the power and authority to execute and deliver this Agreement and the First Step Secured Notes Assignment and to carry out their respective terms and the execution, delivery and performance of this Agreement and the First Step Secured Notes Assignment have been duly authorized by Ally Auto by all necessary limited liability company action; Ally Auto had at all relevant times, and now has, power, authority and legal right to acquire, own and pledge the Secured Notes

(d) No Violation. The consummation of the transactions contemplated by this Agreement and the First Step Secured Notes Assignment and the fulfillment of the terms of this Agreement and the First Step Secured Notes Assignment shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice or lapse of time) a default under, the certificate of formation, limited liability company agreement or similar organizational documents of Ally Auto, or any indenture, agreement, mortgage, deed of trust or other instrument to which Ally Auto is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument, other than any Further Transfer Agreement or violate any law or, to the best of Ally Auto’s knowledge, any order, rule or regulation applicable to Ally Auto of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Ally Auto or any of its properties; and

(e) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending, or threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Ally Auto or its properties (i) asserting the invalidity of this Agreement and the First Step Secured Notes Assignment, or (ii) seeking any determination or ruling that might materially and adversely affect the performance by Ally Auto of its obligations under, or the validity or enforceability of, this Agreement and the First Step Secured Notes Assignment.

Section 3.04 Representations and Warranties as to the Lease Assets. On the date hereof, ABLT made certain representations and warranties to the Seller with respect to the Lease Assets being allocated to Series 20    -SN   pursuant to Section 3.01 of the Allocation Agreement. The Seller hereby assigns to the Depositor the benefits of those representations and warranties of ABLT made on the Closing Date and hereby represents and warrants to the Depositor that the Seller has taken no action which would cause those representations and warranties of ABLT to be false. The Seller further acknowledges that the Depositor and the Interested Parties rely on the representations and warranties made by the Seller under this Agreement and the representations and warranties made by ABLT under the Allocation Agreement in accepting the Secured Notes and executing and delivering the Notes and the other Transaction Documents. The foregoing representation and warranty speaks as of the Closing Date, but shall survive the sale, transfer and assignment of the Secured Notes to the Issuing Entity and the pledge thereof to the AART Indenture Trustee pursuant to the AART Indenture.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01 Conflicts With Further Transfer Agreements. To the extent that any provision of Sections 4.02 through 4.04 of this Agreement conflicts with any provision of the Further Transfer Agreements, the Further Transfer Agreements shall govern.

Section 4.02 Protection of Title; Filings.

(a) Filings. The Seller shall authorize or prepare, as applicable, and file such financing statements or amendments to financing statements and cause to be authorized or prepared, as applicable, and filed such continuation and other statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of Ally Auto under this Agreement and the First Step Secured Notes Assignment in the Secured Notes and the other First Step Purchased Property and in the proceeds thereof. The Seller shall deliver (or cause to be delivered) to Ally Auto file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing and the Seller hereby authorizes Ally Auto and its assigns to file all such financing statements.

(b) Name Change. The Seller shall not change its State of organization or its name, identity or entity structure in any manner that would, could or might make any financing statement or continuation statement filed by the Seller, Ally Auto or Ally Auto’s assigns in accordance with Section 4.02(a) seriously misleading within the meaning of the UCC, unless it shall give Ally Auto written notice thereof within ten (10) days of such change.

(c) Executive Office; Maintenance of Offices. The Seller shall give Ally Auto written notice within ten (10) days of any relocation of its principal executive office if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement. The Seller shall at all times maintain its principal executive office within the United States of America.

(d) New Debtor. In the event that the Seller shall change the jurisdiction in which it is formed or otherwise enter into any transaction which would result in a “new debtor” (as defined in the UCC) succeeding to the obligations of the Seller hereunder, the Seller shall comply fully with the obligations of Section 4.02(a).

Section 4.03 Other Liens or Interests. Except for the conveyances hereunder and under the First Step Secured Notes Assignment and as contemplated by the Further Transfer Agreements, the Seller shall not sell, pledge, assign or transfer the Secured Notes or the other First Step Purchased Property to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller shall defend the right, title and interest of Ally Auto in, to and under such Secured Notes or any other First Step Purchased Property against all claims of third parties claiming through or under the Seller.

Section 4.04 Repurchase Events.

(a) Repurchase of Secured Notes. The Seller hereby covenants and agrees (which covenant and agreement is conditioned upon the execution and delivery of the Further Transfer Agreements by the parties thereto) with Ally Auto for the benefit of Ally Auto and the Interested Parties that in the event of a breach of any of the Seller’s representations and warranties contained in Section 3.01 hereof with respect to any Secured Note (a “Repurchase Event”), the Seller shall repurchase such Secured Note from the Issuing Entity (if the Issuing Entity is then the Owner of such Secured Note) on the date and for the amount specified in the Further Transfer Agreements, without further notice from Ally Auto hereunder. Upon the occurrence of a Repurchase Event with respect to a Secured Note for which Ally Auto is the Owner, the Seller agrees to repurchase such Secured Note from Ally Auto for an amount and upon the same terms as the Seller would be obligated to repurchase such Secured Note from the Issuing Entity if the Issuing Entity was then the Owner thereof, and upon payment of such amount, the Seller shall have such rights with respect to such Secured Note as if the Seller had purchased such Secured Note from the Issuing Entity as the Owner thereof. It is understood and agreed that the obligation of the Seller to repurchase any Secured Note as to which a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Seller under the AART Transaction Documents for such breach available to Ally Auto or any Interested Party.

(b) Reallocation of Lease Assets. The Seller hereby covenants and agrees with the Depositor for the benefit of the Depositor and the Interested Parties that upon a breach of any of ABLT’s representations and warranties made to the Seller pursuant to Section 3.01 of the Allocation Agreement with respect to any Lease Asset and assigned to the Depositor pursuant to Section 3.04 that materially and adversely affects the indirect interests of the Noteholders or the Certificateholder taken as a whole in the Lease Assets and which results in any of the Noteholders or Certificateholders not being made whole, the Seller shall cause ACOL LLC to remove such Warranty Lease Asset from Series 20    -SN  , in accordance with Section 4.03 of the Allocation Agreement. If the Residual Certificateholder fails to deposit the related Warranty Payment into the ABLT Collection Account when required pursuant to the immediately preceding sentence, the Seller shall purchase such Warranty Lease Asset. Upon purchase and payment of the Warranty Payment by the Seller with respect to any Warranty Lease Asset, the Seller shall be entitled to receive the Released Warranty Amount, if any. The obligation of the

Residual Certificateholder to make the Warranty Payment in respect of any Lease Asset as to which a breach by ABLT has occurred and is continuing, or of the Seller to purchase any Lease Asset as to which a breach by ABLT has occurred and is continuing and make the related Warranty Payment shall, if such obligation is fulfilled, constitute the sole remedy against the Seller, ABLT or the Residual Certificateholder for such breach available to the Interested Parties.

(c) Repurchase Dispute Resolution. The Seller hereby agrees to cooperate with the Interested Parties in any ADR Proceeding commenced pursuant to the provisions set forth in the Further Transfer Agreements. Ally Auto hereby agrees to provide the Seller with the opportunity to exercise any rights of Ally Auto pursuant to the Further Transfer Agreements with respect to an ADR Proceeding to the extent a dispute relates to the representations and warranties of the Seller contained in Section 3.04.

Section 4.05 Indemnification. The Seller shall indemnify Ally Auto for any liability as a result of the failure of a Secured Note to be issued in compliance with all requirements of law. This indemnity obligation shall be in addition to any obligation that the Seller may otherwise have.

Section 4.06 Further Assignments. The Seller acknowledges that Ally Auto may, pursuant to the related Further Transfer Agreements, sell the Secured Notes and the other First Step Purchased Property to the Issuing Entity and assign its rights hereunder and under the First Step Secured Notes Assignment to the Issuing Entity, subject to the applicable terms and conditions of the Further Transfer Agreements, and that the Issuing Entity may in turn further pledge, assign or transfer its rights in the Secured Notes and the other First Step Purchased Property and this Agreement and the First Step Secured Notes Assignment.

Section 4.07 Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purposes of this Agreement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

Section 4.08 Compliance with the FDIC Rule; Remedies. The Seller agrees to (i) perform the covenants set forth in Article XII of the AART Indenture applicable to it and (ii) facilitate compliance with Article XII of the AART Indenture by the Ally Parties.

Section 4.09 Asset Representations Review. (a) The Seller shall (i) at all times while any Notes (other than the Private Notes) remain Outstanding, ensure that an Asset Representations Reviewer is appointed, (ii) cooperate with the Asset Representations Reviewer in creating procedures for a review of the representations and warranties set forth in Section 3.04, (iii) provide the Asset Representations Reviewer with the Asset Representations Review Notice and (iv) provide the Asset Representations Reviewer with reasonable access to the Seller’s offices and information databases upon the initiation of an Asset Representations Review as set forth in Section 5.17(d) of the AART Indenture.

(b) Upon receipt of a final report from the Asset Representations Reviewer, the Seller shall review the findings of the Asset Representations Reviewer and determine whether a breach of a representation or warranty set forth in Section 3.01 of the Allocation Agreement has occurred with respect to any Lease Asset tested by the Asset Representations Reviewer and whether a reallocation or purchase of such Lease Assets is required pursuant to Section 4.04(b). Upon the written request of a Noteholder or Note Owner, the Seller shall forward the final report from the Asset Representations Reviewer to such Noteholder or Note Owner.

ARTICLE V

CONDITIONS

Section 5.01 Conditions to Obligation of Ally Auto. The obligation of Ally Auto to purchase the Secured Notes hereunder and pursuant to the First Step Secured Notes Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Seller hereunder shall be true and correct as of the Closing Date, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) Documents to be Delivered By the Seller.

(i) The Assignment. On the Closing Date, the Seller shall execute and deliver the First Step Secured Notes Assignment.

(ii) Evidence of UCC Filing. On or prior to the Closing Date, the Seller shall record and file, at its own expense, a UCC-1 financing statement in each jurisdiction in which required by applicable law, authorized by and naming the Seller as seller or debtor, naming Ally Auto as purchaser or secured party, naming the Secured Notes and the other First Step Purchased Property as collateral, meeting the requirements of the laws of each such jurisdiction and in such manner as is necessary to perfect the sale, transfer, assignment and conveyance of such Secured Notes and other First Step Purchased Property to Ally Auto. The Seller shall deliver a file-stamped copy, or other evidence satisfactory to Ally Auto of such filing, to Ally Auto on or prior to the tenth day after the Closing Date.

(iii) Other Documents. On the Closing Date, the Seller shall provide such other documents as Ally Auto may reasonably request.

(c) Other Transactions. The transactions contemplated by the Further Transfer Agreements shall be consummated to the extent that such transactions are intended to be substantially contemporaneous with the transactions hereunder.

(d) Asset Representations Reviewer. The Asset Representations Reviewer shall have been appointed and shall have entered into the Asset Representations Review Agreement.

Section 5.02 Conditions to Obligation of the Seller. The obligation of the Seller to sell the Secured Notes to Ally Auto hereunder and pursuant to the First Step Secured Notes Assignment is subject to the satisfaction of the following conditions:

(a) Representations and Warranties True. The representations and warranties of Ally Auto hereunder shall be true and correct as of the Closing Date, and Ally Auto shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

(b) Secured Notes Purchase Price. On the Closing Date, Ally Auto shall pay to the Seller the Secured Notes Purchase Price as provided in Section 2.02.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01 Amendment. This Agreement may be amended from time to time (subject to any expressly applicable amendment provision of the Further Transfer Agreements) by a written amendment duly executed and delivered by the Seller and Ally Auto.

Section 6.02 Survival. The representations and warranties of the Seller set forth in Article III of this Agreement shall remain in full force and effect and shall survive the Closing Date under Section 2.03 hereof and the closing under the Further Transfer Agreements.

Section 6.03 Notices. All demands, notices and communications upon or to the Seller or Ally Auto under this Agreement shall be delivered as specified in Part III of Appendix A to the Administration Agreement.

Section 6.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 6.05 Waivers. No failure or delay on the part of Ally Auto in exercising any power, right or remedy under this Agreement or the First Step Secured Notes Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 6.06 Costs and Expenses. The Seller agrees to pay all reasonable out-of-pocket costs and expenses of Ally Auto, including fees and expenses of counsel, in connection with the perfection as against third parties of Ally Auto’s right, title and interest in, to and under the Secured Notes and the other First Step Purchased Property and the enforcement of any obligation of the Seller hereunder.

Section 6.07 Confidential Information. Ally Auto agrees that it shall neither use nor disclose to any person the names and addresses of the Lessees, except in connection with the enforcement of Ally Auto’s rights hereunder, under the Secured Notes, under the Administration Agreement or the Further Transfer Agreements or as required by law.

Section 6.08 Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 6.09 Counterparts. This Agreement may be executed in two or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 6.10 No Petition Covenant. Notwithstanding any prior termination of this Agreement, the Seller shall not, prior to the date which is one (1) year and one (1) day after the final distribution with respect to the Notes to the Note Distribution Account, acquiesce, petition or otherwise invoke or cause Ally Auto or the Issuing Entity to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against Ally Auto or the Issuing Entity under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Ally Auto or the Issuing Entity or any substantial part of the property of either of them, or ordering the winding up or liquidation of the affairs of Ally Auto or the Issuing Entity under any federal or State bankruptcy or insolvency proceeding.

Section 6.11 Limitations on Rights of Others. The provisions of this Agreement and the First Step Secured Notes Assignment are solely for the benefit of the Seller and Ally Auto and, to the extent expressly provided herein, the other Interested Parties, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any legal or equitable right, remedy or claim in, under, or in respect of this Agreement or any covenants, conditions or provisions contained herein.

Section 6.12 Merger and Consolidation of the Seller or Ally Auto. Any corporation, limited liability company or other entity (i) into which either of the Seller or Ally Auto may be merged or consolidated, (ii) resulting from any merger or consolidation to which either of the Seller or Ally Auto shall be a party, (iii) succeeding to the business of either of the Seller or Ally Auto, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, which corporation, limited liability company or other entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Seller or Ally Auto, as applicable, under this Agreement and the other AART Transaction Documents, shall be the successor to the Seller or Ally Auto, as applicable, under this Agreement and the other AART Transaction Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement.

Section 6.13 Assignment. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be assigned by the Seller or Ally Auto without the consent of any other Person to a corporation, limited liability company or other entity that is a successor (by merger, consolidation or purchase of assets) to the Seller or Ally Auto (as applicable), or 25% or more of the voting interests of which is owned, directly or indirectly, by General Motors or Ally Financial, provided that such entity executes an agreement of assumption, as provided in Section 3.03(a) of the Trust Sale Agreement or Section 6.02 of the Administration Agreement, as applicable.

Section 6.14 Official Record. This Agreement is, and the Seller agrees to maintain this Agreement from and after the date hereof as, an official record (within the meaning of Section 13(e) of the Federal Deposit Insurance Act) of the Seller.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

ALLY BANK

By:
Name:
Title:

ALLY AUTO ASSETS LLC

By:
Name:
Title:

Pooling Agreement (AART 20    -SN  )

EXHIBIT A

FORM OF FIRST STEP SECURED NOTES ASSIGNMENT PURSUANT TO

POOLING AGREEMENT

For value received, in accordance with the Pooling Agreement, dated as of [            ], 20[    ] (the “Pooling Agreement”), between Ally Bank, a Utah chartered bank (the “Seller”), and Ally Auto Assets LLC, a Delaware limited liability company (“Ally Auto”), the Seller does hereby sell, assign, transfer and otherwise convey to Ally Auto, without recourse, (i) all right, title and interest of the Seller in, to and under the Secured Notes listed on the Schedule of Secured Notes attached hereto and all monies due thereunder on and after the Closing Date, (ii) all right, title and interest of the Seller in, to and under the First Step Secured Notes Assignment; (iii) all right, title and interest of the Seller in, to and under the VAULT Security Agreement, (iv) all right, title and interest of the Seller in, to and under the Allocation Agreement; and (v) the present and future claims, demands, causes and choses in action in respect of any or all the foregoing described above and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all the foregoing, including all proceeds of the conversion of any or all of the foregoing, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, investment property, payment intangibles, general intangibles, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing. The property described in clauses (i) through (v) above is referred to herein collectively as the “First Step Purchased Property.”

It is the intention of the Seller and Ally Auto that the sale, transfer, assignment and other conveyances of the Secured Notes contemplated by the Pooling Agreement and this First Step Secured Notes Assignment shall constitute a sale of the Secured Notes and the other First Step Purchased Property from the Seller to Ally Auto and that the beneficial interest in and title to the Secured Notes and the other First Step Purchased Property shall not be part of the Seller’s estate in the event of the filing of a petition for insolvency, receivership or conservatorship by or against the Seller or placement into receivership or conservatorship of the Seller under any relevant bankruptcy, insolvency, receivership or conservatorship law.

The foregoing sale, transfer, assignment and other conveyances of Secured Note contemplated by the Pooling Agreement and this First Step Secured Notes Assignment do not constitute and are not intended to result in the creation of or an assumption by Ally Auto of (i) any obligation of the Seller to the Lessees, Dealers, insurers or any other Person in connection with the Secured Notes, Lease Assets, any Dealer Agreements, any insurance policies or any other agreement or instrument relating to any of them and (ii) any obligation or liability of ABLT or ownership of the Lease Assets.

The Seller hereby represents that, as of the Closing Date, the Initial Aggregate Secured Note Principal Balance was $[            ].

Ex. A-1

THIS FIRST STEP SECURED NOTES ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS FIRST STEP SECURED NOTES ASSIGNMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

This First Step Secured Notes Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the undersigned contained in the Pooling Agreement and is to be governed by the Pooling Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them or incorporated by reference in the Pooling Agreement.

[Remainder of Page Intentionally Left Blank.]

Ex. A-2

IN WITNESS WHEREOF, the undersigned has caused this First Step Secured Notes Assignment to be duly executed as of the date first above written.

ALLY BANK

By:
Name:
Title:

Ex. A-3

Schedule of Secured Notes

The Schedule of Secured Notes is on file at the offices of:

1.	The ABLT Indenture Trustee

2.	The ABLT Owner Trustee

3.	Ally Bank

4.	Ally Financial Inc.

5.	Ally Auto Assets LLC

Ex. A-4

APPENDIX A

PERFECTION REPRESENTATIONS

1. While it is the intention of the Seller and Ally Auto that the transfer and assignment contemplated by this Agreement and the First Step Secured Notes Assignment shall constitute sales of the Secured Notes and the other First Step Purchased Property from the Seller to Ally Auto, this Agreement, the Trust Sale Agreement and the AART Indenture create a valid and continuing security interest (as defined in the UCC) in the Secured Notes and the other First Step Purchased Property and Second Step Purchased Property in favor of Ally Auto, the Issuing Entity and the AART Indenture Trustee, as applicable, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller, Ally Auto and the Issuing Entity, respectively.

2. All steps necessary to perfect the Seller’s security interest against the account debtors in the property securing the Secured Notes that constitute chattel paper will have been taken within ten (10) days of the Closing Date.

3. Prior to the sale of the Secured Notes to the Issuing Entity under this Agreement, the Secured Notes constitute “chattel paper,” “payment intangibles,” “instruments,” “certificated securities” or “uncertificated securities” within the meaning of the UCC.

4. The Seller owns and has good and marketable title to the Secured Notes and the other First Step Purchased Property free and clear of any Lien, claim or encumbrance of any Person.

5. The Seller has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Secured Notes and the other First Step Purchased Property granted to Ally Auto under this Agreement, in the Secured Notes and the other Second Step Purchased Property granted to the Issuing Entity under the Trust Sale Agreement and in the Collateral granted to the AART Indenture Trustee under the AART Indenture.

6. Other than the security interest granted to Ally Auto pursuant to the AART Transaction Documents, the Issuing Entity under the Trust Sale Agreement and the AART Indenture Trustee under the AART Indenture, none of the Seller, Ally Auto or the Issuing Entity has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Secured Notes and the other First Step Purchased Property or Second Step Purchased Property, as applicable. None of the Seller, Ally Auto or the Issuing Entity has authorized the filing of, nor is the Seller aware of, any financing statements against the Seller, Ally Auto or the Issuing Entity that include a description of collateral covering any of the Secured Notes and the other First Step Purchased Property or Second Step Purchased Property, as applicable, other than the financing statements relating to the security interests granted to Ally Auto, the Issuing Entity and the AART Indenture Trustee under the AART Transaction Documents or any financing statement that has been terminated. The Seller is not aware of any judgment or tax lien filings or lien filings by the Pension Benefit Guaranty Corporation against the Seller, Ally Auto or the Issuing Entity.

App. A